                                 Exhibit 99.2


                  Engage Completes Acquisition of AdKnowledge

 AdKnowledge to offer profile based targeting to online marketers and agencies

Andover, MA, December 22, 1999 - Engage Technologies, Inc. (Nasdaq: ENGA), a leading provider of profile driven Internet marketing solutions and a majority-owned operating company of CMGI, Inc., today announced it has completed its acquisition of AdKnowledge Inc., a leading provider of complete Web marketing management services focused entirely on the needs of online marketers and agencies.

Paul Schaut, Engage's President and CEO commented, "We believe that the combination of Engage's profiling solutions with AdKnowledge's technology and services will help improve the overall results of online marketing campaigns for AdKnowledge customers like SportsLine, eBay, eToys and agencies like Organic and i-Traffic. We are excited about the opportunity to add value to these relationships by incorporating profile based ad targeting into AdKnowledge's extensive services."

Additionally, the combination of Engage, AdKnowledge and Engage's I/PRO products and services will uniquely position Engage as a leading provider of comprehensive data analysis to marketers and agencies. Engage's profiling and data mining capabilities help marketers profile, segment and better understand their customers' interests and behaviors.

The transaction is valued at approximately $193 million and accounted for as a purchase. AdKnowledge will operate as a subsidiary of Engage.

About AdKnowledge:

AdKnowledge is a leading provider of complete Web marketing management services focused entirely on the needs of advertising buyers. AdKnowledge combines analytic services and data mining with outbound campaign management to provide sophisticated marketers and agencies with insights into what drives brand awareness and purchase behavior across all Web sites and networks. The company's headquarters are in Palo Alto, California, with offices in New York. For more information about AdKnowledge, contact via phone at 650-842-6500 or on the Internet at www.adknowledge.com.
            -------------------

About Engage:

Engage Technologies, Inc., (NASDAQ: ENGA) a majority-owned operating company of CMGI, Inc., (NASDAQ: CMGI), is a leading provider of profile driven Internet marketing solutions. Engage offers a range of software products, data, and services that enable Web publishers, advertisers and merchants to target and deliver advertisements, commerce and e-commerce offerings to their audiences and to measure their effectiveness. On September 23, 1999, Engage entered into a definitive agreement to acquire AdKnowledge Inc., a leading provider of complete Web marketing management services focused entirely on the needs of online marketers and agencies. Upon completion of the deal, AdKnowledge will operate as a wholly owned subsidiary of Engage.

Engage's core product and services include; Engage AudienceNet(TM), the first Web-wide profile driven advertising and marketing network, Engage Knowledge, a global database that currently contains more than 35 million anonymous consumer profiles, and Accipiter AdManager, an online advertising management system that automates the scheduling, targeting and delivery of ads on Web sites and the reporting of campaign results. Engage offers Web traffic verification, measurement and analysis, and research through its wholly owned subsidiary, I/PRO. Additionally, Engage is partnering with various resellers and system integrators who will integrate Engage's local profile software, ProfileServer and DecisionSupportServer, to e-commerce merchants across the U.S. For more information about Engage, please visit www.engage.com.
                                       --------------

About CMGI

With more than 50 companies, CMGI, Inc. (NASDAQ: CMGI) represents the largest, most diverse network of Internet companies in the world. This network includes both CMGI operating companies and a growing number of synergistic investments through its venture capital affiliate, @Ventures. CMGI leverages the technologies, content, and market reach of its extended family of companies to foster rapid growth and industry leadership across its network, and the larger Internet Economy. Microsoft, Intel, Sumitomo and Compaq hold minority positions in CMGI.

CMGI's majority-owned operating companies include Engage Technologies (NASDAQ:
ENGA), NaviSite (NASDAQ: NAVI), 1ClickBrands, 1stUp.com, Activerse, Adsmart, AltaVista, iCAST, Magnitude Network, MyWay.com, NaviNet, SalesLink and ZineZone. The company's @Ventures affiliates have ownership interests in Lycos, Inc. (NASDAQ: LCOS), Critical Path (NASDAQ: CPTH), Silknet (NASDAQ: SILK), Chemdex (NASDAQ: CMDX), Ancestry.com, Asimba.com, AuctionWatch.com, Aureate Media, blaxxun, BizBuyer.com, Boatscape.com, buyingedge.com, CarParts.com, CraftShop.com, eCircles.com, EXP.com, FindLaw, Furniture.com, HotLinks, INPHO/HomePriceCheck.com, Intelligent/Digital, KOZ.com, Mondera.com, MotherNature.com, NextMonet.com, NextPlanetOver.com, OneCore.com, ONElist, PlanetOutdoors.com, Productopia, Raging Bull, Speech Machines, ThingWorld.com, Vicinity, Virtual Ink, Visto, Vstore and WebCT.

CMGI's majority-owned operating companies include Engage Technologies (NASDAQ:
ENGA), NaviSite (NASDAQ: NAVI), 1ClickBrands, 1stUp.com, Activerse, Adsmart, AltaVista, iCAST, Magnitude Network, MyWay.com, NaviNet, SalesLink and ZineZone. The company's @Ventures affiliates have ownership interests in Lycos, Inc. (NASDAQ: LCOS), Critical Path (NASDAQ: CPTH), Silknet (NASDAQ: SILK), Chemdex (NASDAQ: CMDX), Ancestry.com, Asimba.com, AuctionWatch.com, Aureate Media, blaxxun, BizBuyer.com, Boatscape.com, buyingedge.com, CarParts.com, CraftShop.com, eCircles.com, EXP.com, FindLaw, Furniture.com, HotLinks, INPHO/HomePriceCheck.com, Intelligent/Digital, KOZ.com, Mondera.com, MotherNature.com, NextMonet.com, NextPlanetOver.com, OneCore.com, ONElist,

PlanetOutdoors.com, Productopia, Raging Bull, Speech Machines, ThingWorld.com, Vicinity, Virtual Ink, Visto, Vstore and WebCT.

CMGI Corporate headquarters is located at 100 Brickstone Square, Andover, MA 01810. Telephone: 978-684-3600. Fax: 978-684-3814. Additional information is available on the company's Web site at www.cmgi.com.
                                       ------------

Statement Under the Private Securities Litigation Reform Act

Except for the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties which might cause the results of such forward-looking statements to differ materially from those anticipated. Such risks and uncertainties include global failure of Engage AudienceNet to perform on a widely-deployed commercial basis as effectively as suggested by preliminary test results, failure of Engage AudienceNet to achieve customer acceptance, privacy concerns, slower than expected growth in Internet advertising, increased competition, the timely development of new profile-based products and services, and other risks detailed in the Company's 1999 Annual Report on Form 10-K and from time to time in the Company's other reports filed with the SEC.





Contacts:

Kathleen Kreis         Tom Barth          Michele Schott
Engage PR              Engage IR          AdKnowledge
919-872-7755 x3241     978-247-5310       650-842-6502
kathleen@engage.com    tbarth@engage.com  mschott@adknowledge.com
-------------------    -----------------  -----------------------


                                      ###